SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                              (Amendment No.__ )*


                            SCIENTIFIC LEARNING CORP.
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                                (Name of Issuer)


                                     COMMON
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                         (Title of Class of Securities)


                                    808760102
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                                 (CUSIP Number)


    A.R. Haberkorn III, HLM MGMT. Co., Inc. 222 Berkeley St. Boston, MA 01746
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                            IPO / Lock-Up Expiration
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



(SC13D-07/99)

--------------------                                         -------------------
CUSIP No.  808760102                   13D                   Page 2  of 4  Pages
--------------------                                         -------------------
================================================================================
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     HLM MGMT. CO., INC.
     222 Berkeley St.
     Boston, MA                         04 280 3046
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

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6    CITIZENSHIP OR PLACE OF ORGANIZATION


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               7    SOLE VOTING POWER

  NUMBER OF
                    567,067
   SHARES      -----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    567,067
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     567,067
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     5.48%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                              13D                   Page 3  of 4  Pages


________________________________________________________________________________
Item 1.  Security and Issuer.

         Scientific Learning
         1995 University Ave., Ste. 400, Berkeley, CA  94704
________________________________________________________________________________
Item 2.  Identity and Background.

     (a) HLM Management Co., Inc.

     (b) 222 Berkeley St., Boston, MA 02116

     (c) IA

     (d) n/a

     (e) n/a

     (f) Incorporated in Massachusetts

________________________________________________________________________________
Item 3.  Source and Amount of Funds or Other Consideration.

         $8,764,976.80

________________________________________________________________________________
Item 4.  Purpose of Transaction.   Investment.

     (a) 567,067  Sole

     (b) 5.48%

     (c) n/a

     (d) n/a

     (e) n/a

     (f)

     (g)

     (h)

     (i)

     (j)

________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

     (a) 567,067 common shares  5.48%

     (b) 100%

     (c) n/a

     (d) n/a

     (e) n/a

________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         n/a

________________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.



________________________________________________________________________________

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 14, 2000
                                        ----------------------------------------
                                                         (Date)


                                        A. R. Haberkorn
                                        ----------------------------------------
                                                       (Signature)


                                        Clerk
                                        ----------------------------------------
                                                       (Name/Title)



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).